UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           Commission File No. 1-11782

                          ESQUIRE COMMUNICATIONS, LTD.
             (Exact name of registrant as specified in its charter)

             2100 NORTH BROADWAY, SECOND FLOOR, SANTA ANA, CA 92706
                                 (714) 834-1571
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, PAR VALUE $ 0.02
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)    [ ]
         Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 106

         Pursuant to the requirements of the Securities Exchange Act of 1934, Esquire Communications, Ltd. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                       ESQUIRE COMMUNICATIONS, LTD.


Date:  March 19, 2001                  By:    /s/ Joseph Trentacosta
                                           -------------------------------------
                                       Name: Joseph Trentacosta
                                       Title: Chief Executive Officer